Exhibit 4.2

DATED AS OF MAY 12, 2014

EXCEL TRUST, L.P.,

ISSUER,

EXCEL TRUST, INC.,

GUARANTOR,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS

TRUSTEE

SUPPLEMENTAL INDENTURE

$250,000,000

4.625% SENIOR NOTES DUE 2024

- i -

- ii -

SUPPLEMENTAL INDENTURE, dated as of May 12, 2014 (this “Supplemental Indenture”), by and among EXCEL TRUST, L.P., a Delaware limited partnership (the “Company”), EXCEL TRUST, INC., a Maryland corporation (the “Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of May 12, 2014 (the “Base Indenture”), providing for the issuance from time to time of debt securities of the Company in one or more Series;

WHEREAS, Section 2.2 of the Base Indenture permits the Company and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form, terms and conditions of Securities of any Series as permitted by the Base Indenture;

WHEREAS, each of the Company and the Guarantor desires to execute this Supplemental Indenture to establish the form and to provide for the issuance of a Series of the Company’s senior notes designated as its 4.625% Senior Notes due 2024 (the “Notes”) in an initial aggregate principal amount of $250,000,000;

WHEREAS, the Guarantor will guarantee the due and punctual payment of the principal and interest on the Notes pursuant to Article V of this Supplemental Indenture;

WHEREAS, the Board of Directors of the Guarantor, as the sole general partner of the Company, has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture and the Board of Directors of the Guarantor has duly adopted resolutions authorizing such Guarantor to execute and deliver this Supplemental Indenture; and

WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Guarantor agrees as follows:

ARTICLE I

RELATION TO BASE INDENTURE

Section 1.1.    Relation to Base Indenture.  This Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

ARTICLE II

DEFINITIONS

Section 2.1.    Definitions.  For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)      capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

(b)      all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c)      as used herein the following terms have the following meanings:

“Acquired Debt” means Debt of a person (1) existing at the time such person becomes a Subsidiary of the Company or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary of the Company or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary of the Company.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Section 3.4 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Company and assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Annual Debt Service Charge” means, for any period, the amount of interest expense determined on a consolidated basis in accordance with GAAP.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer or exchange.

“Authentication Order” means a Company Order to the Trustee to authenticate and deliver the Notes.

“Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

“Benefited Party” has the meaning set forth in Section 5.1 hereof.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) Annual Debt Service Charge of the Company and its Subsidiaries, (2) provision for taxes of the Company and its Subsidiaries based on income, (3) provisions for gains and losses on properties and depreciation and amortization, (4) increases in deferred taxes and other non-cash items, (5) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (6) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (7) amortization of deferred charges.

“Debt” means any of the Company’s or any of its Subsidiaries’ indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Board of Directors) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, or (4) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP; but only to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP. The term “Debt” also includes, to the extent not otherwise included, any obligation of the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which the Company or any of its Subsidiaries are a party and have assigned its or their interest, provided that such assignee of the Company or its Subsidiary is not in default of any amounts due and owing under such leases), Debt of another person (other than the Company or any of its Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Defaulted Interest” has the meaning set forth in Section 3.6 hereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.12 hereof, substantially in the form of Exhibit A hereof except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depository” means, with respect to the Notes, the Depository Trust Company and any successor thereto.

“Earnings from Operations” means, for any period, net income or loss of the Company and its Subsidiaries, excluding (1) provisions for gains and losses on sales of investments or joint ventures; (2) provisions for gains and losses on disposition of discontinued operations; (3) extraordinary and non-recurring items; and (4) impairment charges, property valuation losses and non-cash charges necessary to record interest rate contracts at fair value; plus amounts received as rent under leases which are accounted for as financing arrangements net of related interest income, as reflected in the consolidated financial statements of the Company and its Subsidiaries for such period determined in accordance with GAAP.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Global Note” means, individually and collectively, each of the Notes in the form of a Global Security issued to the Depository or its nominee, substantially in the form of Exhibit A.

“Guarantee” and “Guarantees” mean, with respect to any Notes that that are guaranteed by the Guarantor pursuant to Section 5.1, the full and unconditional guarantee provided by the Guarantor in respect of such Notes as set forth in Article V hereof and the guarantees endorsed on the certificates evidencing such Notes, or both, as the context shall require.

“Guarantee Obligations” has the meaning set forth in Section 5.1 hereof.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, as further supplemented, amended or restated.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $250,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

“Initial Original Principal Amount” has the meaning set forth in Section 3.4 hereof.

“Intercompany Debt” means Debt to which the only parties are any of the Company, the Guarantor and any of their Subsidiaries; provided, however, that with respect to any such Debt of which the Company or the Guarantor is the borrower, such Debt is subordinate in right of payment to the Notes.

“Interest Payment Date” has the meaning set forth in Section 3.5 hereof.

“Maturity Date” has the meaning set forth in Section 3.5 hereof.

“Notes” has the meaning specified in the third whereas clause hereof. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Participant” means a person who has an account with the Depository.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer.

“Prospectus” means the base prospectus, dated July 19, 2013, included as part of a registration statement on Form S-3 under Securities Act, filed by the Company and the Guarantor with the SEC on June 21, 2013, as amended by Pre-Effective Amendment No. 1, filed by the Company and the Guarantor with the SEC on July 16, 2013 (File Nos. 333-189517 and 333-189517-01), as supplemented by a prospectus supplement, dated May 7, 2014, filed by the Company and the Guarantor with the SEC pursuant to Rule 424(b) under the Securities Act.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company with respect to a particular Comparable Treasury Issue.

“Record Date” has the meaning set forth in Section 3.5 hereof.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1 hereof, the date fixed for such redemption in accordance with the provisions of Section 4.1 hereof.

“Redemption Price” has the meaning specified in Section 4.1 hereof.

“Reference Treasury Dealer” means (1) Barclays Capital Inc. or its successor, (2) a primary U.S. Government securities dealer (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC, and (3) any two other Primary Treasury Dealers selected by the Company; provided, however, that in each case if any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” has the meaning set forth in Section 7.1(e) hereof.

“Total Assets” as of any date means the sum of (1) the Company’s and all of its Subsidiaries’ Undepreciated Real Estate Assets and (2) all of the Company’s and all of its Subsidiaries’ other assets (excluding acquisition intangibles, including goodwill) determined in accordance with GAAP.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of the Company’s and its Subsidiaries’ real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unencumbered Total Asset Value” as of any date means the sum of (1) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (2) all of the Company’s and its Subsidiaries’ other assets on a consolidated basis (excluding acquisition intangibles, including goodwill) determined in accordance with GAAP, in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that in determining Unencumbered Total Asset Value for purposes of this Supplemental Indenture, all investments by the Guarantor and any of its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with GAAP shall be excluded from Unencumbered Total Asset Value.

ARTICLE III

THE SERIES OF NOTES

Section 3.1.    Title of the Securities.  There shall be a Series of Securities designated the 4.625% Senior Notes due 2024.

Section 3.2.    Price.  The Initial Notes shall be issued at a public offering price of 99.477% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 3.3.   Issuance.  The Notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder of a Note will be treated as its owner for all purposes.

Section 3.4.    Limitation on Aggregate Principal Amount.  The aggregate principal amount of the Notes shall initially be limited to $250,000,000 (the “Initial Original Principal Amount”). Notwithstanding the foregoing, the Company, without notice to or the consent of the Holders of the Notes, by Board Resolutions or indentures supplemental to the Base Indenture from time to time may increase the principal amount of the Notes by issuing Additional Notes in the future on the same terms and conditions as the Initial Notes except for any difference in the issue date, issue price, interest accrued prior to the issue date and, if applicable, the first interest payment date of the Additional Notes, and with the same CUSIP number as the Initial Notes so long as such Additional Notes are fungible for U.S. income tax purposes with the Initial Notes.

Except as provided in this Section 3.4, any such Board Resolutions or indentures supplemental to the Base Indenture and in Section 2.8 of the Base Indenture, the Company shall not execute and the Trustee shall not authenticate or deliver Notes in excess of the Initial Original Principal Amount.

Nothing contained in this Section 3.4 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of the Notes under the circumstances contemplated in Sections 2.3, 2.8, 2.11 and 3.6 of the Base Indenture.

Section 3.5.    Interest and Interest Rates; Maturity Date of Notes.  The Notes will bear interest at a rate of 4.625% per annum from May 12, 2014 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2014 (each, an “Interest Payment Date”), to the person in whose name such Note is registered at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date (each, a “Record Date”). Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any Interest Payment Date, Maturity Date or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or Redemption Date, as the case may be.

The Notes will mature on May 15, 2024 (the “Maturity Date”).

Section 3.6.    Method of Payment.  The Company covenants and agrees that it will duly and punctually pay or cause to be paid when due the principal of (including the Redemption Price upon redemption pursuant to Article IV, if applicable), and interest on each of the Securities at the places, at the respective times and in the manner provided herein and in the Securities; provided that the Company may withhold from payments of interest and upon redemption pursuant to Article IV hereof, if applicable, maturity or otherwise, any amounts the Company is required to withhold by law. Interest shall be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee. The Company shall pay or cause the Paying Agent to pay interest (i) on any Notes in certificated form by wire transfer of immediately available funds to the account specified by the Holder thereof in writing, or if no such account is specified, by mailing a check to each such Holder’s registered address, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any May 15 or November 15 (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:

(1)      The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than twenty-five (25) calendar days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of monies equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such monies when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a special record date for the payment of such Defaulted Interest which shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment, and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment (unless, the Trustee shall consent to an earlier date). The Trustee shall promptly notify the Company of such special record date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be mailed (or sent by electronic transmission), first-class postage prepaid, to each Holder at its address as it appears in the register, not less than ten (10) calendar days prior to such special record date (unless, the Trustee shall consent to an earlier date). Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (2) of this Section 3.6.

(2)      The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 3.7.    Currency.  Principal and interest on the Notes shall be payable in Dollars.

Section 3.8.    No Sinking Fund.  The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

Section 3.9.    No Conversion or Exchange Rights.  The Notes will not be convertible into or exchangeable for any capital stock or other equity securities of the Company or the Guarantor.

Section 3.10.  No Personal Liability of Directors, Officers, Employees and Equityholders.    No director, officer, employee, or equityholder (past or present) of the Company or the Guarantor, as such, will have any liability for any of the Company’s or the Guarantor’s obligations under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

Section 3.11.    Registered Securities; Global Form. The Notes will be issued in the form of one or more fully-registered Global Notes in book-entry form, which will be deposited with, or on behalf of, the Depository. The Notes shall not be issuable in Definitive Notes except as provided in Section 3.12 of this Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Company shall execute each Global Note and each Definitive Note, if any. The Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depository, and authenticate each Definitive Note, if any. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or a custodian at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.12.    Transfer and Exchange.

(a)        Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)      the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within ninety (90) days after the date of such notice from the Depository;

(ii)     the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)    an Event of Default has occurred and is continuing with respect to the Notes.

Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.12 or Section 2.8 and 2.11 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.

A Global Note may not be exchanged for another Note other than as provided in this Section 3.12(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.12(c) or (d) hereof.

(b)      Legend.  Any Global Note issued under this Supplemental Indenture shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.12 OF THE SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10041) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c)      Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)      Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.12(c)(1).

(2)      All Other Transfers of Beneficial Interests in Global Notes.  In connection with all transfers of beneficial interests that are not subject to Section 3.12(c)(1) above, the transferor of such beneficial interest must deliver to the Registrar both:

(i)       a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)      instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.12(g) hereof.

(d)      Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.12(c)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.12(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.12(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

(e)      Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.12 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)         Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.12(f), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(g)        Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

Section 3.13.     General Provisions Relating to Transfers and Exchanges.

(a)         To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 3.12 hereof or at the Registrar’s request.

(b)         No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture).

(c)        The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)        Neither the Registrar nor the Company will be required:

(i)       to issue, register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before any selection of Notes for redemption under Article IV hereof and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed;

(ii)      to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii)     to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)        The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.

(h)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.13 to effect a registration of transfer or exchange may be submitted by facsimile.

ARTICLE IV

REDEMPTION

The provisions of Article III of the Base Indenture, as amended by the provisions of this Supplemental Indenture, shall apply to the Notes.

Section 4.1.      Optional Redemption.

(a)        On or before February 15, 2024, the Company shall have the right to redeem the Notes at its option and in its sole discretion, in whole or from time to time in part.

The redemption price (“Redemption Price”) will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date; or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 35 basis points (0.35% or 0.35 percent), plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed after February 15, 2024, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

(b)      The Company shall not redeem the Notes pursuant to Section 4.1(a) on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to the Notes to be redeemed).

Section 4.2.    Notice of Optional Redemption; Selection of Notes.     In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1 hereof, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Company, shall send or cause to be sent a notice of such redemption not fewer than thirty (30) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the register; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Company. Such notice shall be by first-class mail or electronic delivery in PDF format. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

Whenever any Notes are to be redeemed, the Company will give the Trustee written notice of the Redemption Date as to the aggregate principal amount of Notes to be redeemed not fewer than thirty (30) calendar days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent an amount of monies in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date.

If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof), on a pro rata basis or such other method the Trustee deems fair and appropriate and as is required by the Depository. The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

Section 4.3.    Payment of Notes Called for Redemption by the Company.  If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, (c) on and after the Redemption Date (unless the Company shall default in the payment of the Redemption Price), such Notes will cease to be entitled to any benefit or security under this Indenture, and (d) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price.

Upon presentation of any Note redeemed in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE V

GUARANTEE

This Article V shall replace Article XII of the Base Indenture with respect to the Notes only.

Section 5.1.    Guarantee.   By its execution hereof, the Guarantor acknowledges and agrees that the Notes shall be entitled to the benefits of a Guarantee. Accordingly, subject to the provisions of this Article, the Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of (including the Redemption Price upon redemption pursuant to Article IV), and any premium and interest on, the Notes shall be duly and punctually paid in full when due, whether at the Maturity, upon acceleration, upon redemption or otherwise, and interest on overdue principal of, and any premium and (to the extent permitted by law) interest on, the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity, by acceleration, call for redemption or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in this Article (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article, the Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any thereof, the entry of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives and relinquishes: (a) any right to require the Trustee, the Holders or the Company (each, a “Benefited Party”) to proceed against the Company or any other person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (c) demand, protest and notice of any kind (except as expressly required by the Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Guarantor, the Company, any Benefited Party, any creditor of the Guarantor or the Company or on the part of any other person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Law; and

(g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Law. The Guarantor hereby covenants that, except as otherwise provided therein, the Guarantee shall not be discharged except by payment in full of all Guarantee Obligations, including the principal of, and any premium and interest on, the Notes and all other costs provided for under the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to either the Company or the Guarantor, or any trustee or similar official acting in relation to either the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby. The Guarantor agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Base Indenture for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Base Indenture, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

Section 5.2.    Execution and Delivery of Guarantee.

(a)      To evidence the Guarantee set forth in Section 5.1 hereof, the Guarantor agrees that a Notation of Guarantee substantially in the form included in Exhibit B hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that this Supplemental Indenture shall be executed on behalf of the Guarantor by an Officer of the Guarantor.

(b)      The Guarantor agrees that the Guarantee set forth in this Article V shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of the Guarantee.

(c)      If an Officer whose facsimile signature is on a Note or a notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d)      The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

Section 5.3.    Limitation of Guarantor’s Liability; Certain Bankruptcy Events.

(a)      The Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligations of the Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the Guarantee Obligations of the Guarantor under this

Article V shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the Guarantee Obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

(b)      The Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

Section 5.4.    Application of Certain Terms and Provisions to the Guarantor.

(a)      For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officer’s Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 2.1 hereof shall apply to the Guarantor as if references therein to the Company or the Guarantor, as applicable, were references to the Guarantor.

(b)      Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such certificates and opinions as are required in Sections 10.4 and 10.5 of the Base Indenture, as if all references therein to the Company were references to the Guarantor.

ARTICLE VI

ADDITIONAL COVENANTS

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding.

Section 6.1.    Maintenance of Office or Agency.  The Company will maintain an office or agency in the United States where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or redemption and where notices and demands in respect of the Notes and the Indenture may be served. As of the date of the Indenture, such office shall be the Corporate Trust Office and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Trustee as Paying Agent, Registrar and Custodian and the Corporate Trust Office shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

Section 6.2.    Appointments to Fill Vacancies in Trustee’s Office.  The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, upon the terms and conditions and otherwise as provided in Section 7.8 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 6.3.    Limitations on Incurrence of Debt.

(a)      The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this Indenture, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (1) Total Assets as of the last day of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the last day of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

(b)      The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this Indenture, secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of the Company’s or any of its Subsidiaries’ property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the Company’s or its Subsidiaries’ property is greater than 40% of the sum of (without duplication) (1) Total Assets as of the last day of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the last day of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided, that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on the Company’s consolidated balance sheet shall be deducted from Debt and from Total Assets.

(c)      The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt by the Company or its Subsidiaries in compliance with this Indenture, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that: (1) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred on the first day of such period; (2) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets or other placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service or removal from service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service, being included in such unaudited pro forma calculation. If the Debt giving rise to the need to make the calculation described in this covenant or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average rate which would have been in effect during the entire four-quarter period had been the applicable rate for the entire period.

(d)      The Company, together with its Subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all the Company’s and its Subsidiaries’ unsecured Debt, taken as a whole.

ARTICLE VII

DEFAULTS AND REMEDIES

Sections 7.1, 7.2 and 7.3 hereof shall replace Sections 6.1, 6.2 and 6.7, respectively, of the Base Indenture with respect to the Notes only.

Section 7.1.    Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events:

(a)      default in the payment of any interest on the Notes when it becomes due and payable, and continuance of that default for a period of thirty (30) days (unless the entire amount of the payment is deposited by the Company with the Trustee or with a Paying Agent prior to the expiration of such 30-day period);

(b)      default in the payment of principal of, premium on or Redemption Price due with respect to, the Notes when the same shall become due and payable;

(c)      failure to pay any indebtedness of the Company, the Guarantor or any Subsidiary in an outstanding principal amount in excess of $35,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within sixty (60) days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in aggregate principal amount of the Notes then outstanding);

(d)      default in the performance or breach of any other covenant or warranty by the Company or the Guarantor in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of sixty (60) days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e)      the Company, the Guarantor or any “significant subsidiary” as such term is defined in Rule 1-02 of Regulation S-X (a “Significant Subsidiary”):

(i)       commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary;

(ii)      consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or a Significant Subsidiary;

(iii)     consents to the appointment of a Custodian of it or for all or substantially of its property;

(iv)     makes a general assignment for the benefit of creditors; or

(v)      generally is unable to pay its debts as the same become due;

(f)      an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) calendar days; or

(g)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)       is for relief against the Company, the Guarantor or any of Significant Subsidiary in an involuntary case or proceeding;

(ii)      appoints a Custodian of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or

(iii)     orders the liquidation of the Company, the Guarantor or a Significant Subsidiary; and, in each case in this clause (g), the order or decree remains unstayed and in effect for sixty (60) calendar days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 7.2.     Acceleration of Maturity; Rescission and Annulment.  If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Section 7.1 (e), (f) or (g) hereof), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all of the Notes, and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 7.1 (e), (f) or (g) hereof shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes.

At any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes, have been cured or waived as provided in Section 6.13 of the Base Indenture. No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon.

Section 7.3.   Limitation on Suits.  No Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:

(a)      such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b)      the Holders of at least 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)      such Holder or Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)      the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity or security reasonably satisfactory to the Trustee, has failed to institute any such proceeding; and

(e)      no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of at least 25% in principal amount of the outstanding Notes.

ARTICLE VIII

AMENDMENTS AND WAIVERS

Section 8.1.    Without Consent of Holders.  The Company, when authorized by the resolutions of the Board of Directors, the Guarantor and the Trustee may, from time to time, and at any time enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for any of the purposes set forth in Section 9.1 of the Base Indenture, or to conform the text of the Indenture, any Guarantee or the Notes to any provision of the description thereof set forth in the Prospectus to the extent that such provision in the Prospectus was intended to be a verbatim recitation of a provision of the Indenture, such Guarantee or the Notes (as certified in an Officer’s Certificate).

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the Guarantor’s Secretary or Assistant Secretary authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company, the Guarantor and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 9.2 or 9.3 of the Base Indenture.

ARTICLE IX

MEETINGS OF HOLDERS OF NOTES

Section 9.1.    Purposes for Which Meetings May Be Called.  A meeting of Holders may be called at any time and from time to time pursuant to this Article IX to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 9.2.    Call, Notice and Place of Meetings.

(a)      The Trustee may at any time call a meeting of Holders for any purpose specified in Section 9.1 hereof, to be held at such time and at such place in The City of New York, New York as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 10.2 of the Base Indenture, not less than twenty-one (21) nor more than one hundred eighty (180) days prior to the date fixed for the meeting.

(b)      In case at any time the Company, the Guarantor or the Holders of at least 25% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 9.1 hereof, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within twenty-one (21) days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, the Guarantor, if applicable, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section.

Section 9.3.    Persons Entitled to Vote at Meetings.  To be entitled to vote at any meeting of Holders, a person shall be (1) a Holder of one or more outstanding Notes, or (2) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of the Guarantor and its counsel and any representatives of the Company and its counsel.

Section 9.4.    Quorum; Action.  The persons entitled to vote a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum. In the absence of a quorum within thirty (30) minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case, the meeting may be adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 9.2 hereof, except that such notice need be given only once not less than five (5) days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

Except as limited by Section 9.3 of the Base Indenture, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by Section 9.3 of the Base Indenture, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes.

Any resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 9.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 9.5.    Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)      Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)      The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.2(b) hereof, in which case the Company, the Guarantor or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)      At any meeting, each Holder or proxy shall be entitled to one (1) vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)      Any meeting of Holders duly called pursuant to Section 9.2 hereof at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 9.6.    Counting Votes and Recording Action of Meetings.  The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two (2) inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.2 hereof and, if applicable, Section 9.4 hereof. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one (1) such copy shall be delivered to the Company and the Guarantor, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1.  Ratification of Indenture.   Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 10.2.  Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended and shall, to the extent applicable, be governed by such provisions.

Section 10.3.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 10.4.  Calculations in Respect of the Notes.    Except as explicitly specified otherwise herein, the Company will be responsible for making all calculations required under this Indenture and the Notes. The Company will make all these calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon written request.

Section 10.5.  Successors and Assigns.  This Supplemental Indenture shall be binding upon the Company and each Guarantor, and their respective successors and assigns and inure to the benefit of the respective successors and assigns of the Trustee and the Holders.

Section 10.6.  Time of the Essence.    Time is of the essence with regard to the Company’s and the Guarantors’ performance of their respective obligations hereunder.

Section 10.7.  Rights of Holders Limited.   Notwithstanding anything herein to the contrary, the rights of Holders with respect to this Supplemental Indenture and the Guarantee shall be limited in the manner and to the extent the rights of Holders are limited under the Indenture with respect to the Indenture and the Securities.

Section 10.8.  Rights and Duties of Trustee.  The rights and duties of the Trustee shall be determined by the express provisions of the Base Indenture and, except as expressly set forth in this Supplemental Indenture, nothing in this Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder. The Trustee makes no representation or warranty, express or implied, as to the validity of this Supplemental Indenture and, except insofar as relates to the validity hereof with respect to the Trustee specifically, the Trustee shall not be liable in connection therewith. The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in any offering or disclosure document related to the sale of the Securities, except for such information that specifically pertains to the Trustee itself, or any information incorporated therein by reference as it relates specifically to the Trustee. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

Section 10.9.  Notices.  Any notice or communication by the Company, the Guarantor or the Trustee to the other, or by a Holder of the Notes to the Company, the Guarantor or the Trustee, is duly given if in writing and delivered in person, sent electronically in PDF format or mailed by first-class mail:

if to the Company or the Guarantor:

Excel Trust, L.P.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

Attention:  General Counsel

Telephone:  (858) 613-1800

Facsimile:  (858) 487-9890

if to the Trustee:

Wells Fargo Bank, National Association

333 S. Grand Avenue, Fifth Floor, Suite 5A

MAC E2064-05A

Los Angeles, California 90071

Facsimile: (213) 253-7598

Attention: Corporate Trust Services – Administrator for Excel Trust, L.P.

The Company, the Guarantor or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture, any notice or communication to a Holder of the Notes shall be mailed by first-class mail to his address shown on the register kept by the Registrar, provided that notices given to Holders holding Notes in book-entry form may be given through the facilities of the Depository or any successor depository. Failure to mail a notice or communication to a Holder of the Notes or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes or any other Series.

If a notice or communication is mailed or published in the manner provided above, within the time prescribed, it is duly given, whether or not the Securityholder receives it. If a notice or communication is delivered in person, by courier, telexed or by facsimile transmission (with confirmation of receipt) within the time prescribed, it is duly given.

If the Company or the Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 10.10. Headings, etc.    The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.11. Conflicts.    In the event of any conflict between the terms of this Supplemental Indenture and the terms of the Indenture, the terms of this Supplemental Indenture shall control.

Section 10.12. Trust Indenture Act Controls.   If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the TIA, such required or deemed provision shall control.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

EXCEL TRUST, L.P., as Issuer
By: Excel Trust, Inc., its sole general partner

By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer
Address: 17140 Bernando Center Dr., Suite 300 San Diego, California 92128

EXCEL TRUST, INC., as Guarantor

By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer
Address: 17140 Bernando Center Dr., Suite 300 San Diego, California 92128

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name: Michael Tu
Title: Assistant Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.12 OF THE SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10041) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXCEL TRUST, L.P.

4.625% SENIOR NOTES DUE 2024

CUSIP No.:  30068DAA5

ISIN:  US30068DAA54

             $250,000,000

Excel Trust, L.P., a Delaware limited partnership (herein called the “Company,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000), or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note, on May 15, 2024 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on May 15 and November 15 of each year, commencing November 15, 2014, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.625%, from the May 15 or November 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from November 15, 2014 until payment of said principal sum has been made or duly provided for. The Company shall pay interest to Holders of record of the Notes on the May 1 or November 1 preceding the applicable May 15 or November 15 interest payment date, respectively, in accordance with the terms of the Indenture. The Company shall pay interest (i) on any Notes in certificated form by wire transfer of immediately available funds to the account specified by the Holder thereof in writing, or if no such account is specified, by mailing a check to each such Holder’s registered address, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

EXCEL TRUST, L.P.

By:	Excel Trust, Inc.
Its Sole General Partner

By:
Name:
Title:

This is one of the Notes described in the within-named Indenture.

Dated:  May 12, 2014

Wells Fargo Bank, National Association,
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

Excel Trust, L.P.

4.625% SENIOR NOTES DUE 2024

This Note is one of a duly authorized issue of Securities of the Company, designated as its 4.625% Senior Notes due 2024 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of May 12, 2014 (herein called the “Base Indenture”), by and among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”), as supplemented with respect to the Notes by the Supplemental Indenture, dated as of May 12, 2014, by and among the Company, the Guarantor and the Trustee (herein called the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Sections 7.1(e), 7.1(f) and 7.1(g) of the Supplemental Indenture) occurs and is continuing, the principal of, and any premium and accrued and unpaid interest on, the Notes may be declared to be due and payable by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 7.1(e), 7.1(f) and 7.1(g) of the Supplemental Indenture occurs, the principal of, and any premium and accrued and unpaid interest on, the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.2 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, and any premium and interest on, this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered book-entry form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Article IV of the Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except as expressly provided in Article V of the Supplemental Indenture, no recourse for the payment of the principal of, or any premium or interest on, this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, limited partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B

NOTATION OF GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated as of May 12, 2014, by and among the Guarantor, Excel Trust, L.P. (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented with respect to the Notes (as defined below) by the Supplemental Indenture, dated as of May 12, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), has fully, unconditionally and absolutely guaranteed on a senior basis the Guarantee Obligations (as defined in Section 5.1 of the Supplemental Indenture), which include (i) the due and punctual payment of the principal of, and any premium and interest on, the $250,000,000 of 4.625% Senior Notes due 2024 (the “Notes”) to which this notation is affixed, whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal of, and any premium and (to the extent permitted by law) interest on, the Notes, and the due and punctual performance of all other obligations of the Company, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article V of the Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of such Guarantor to the Holders of Notes to which this notation is affixed and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article V of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Guarantor (or any such successor entity), as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectability.

B-1

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or facsimile signature of one of its authorized officers.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to ensure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE V OF THE SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

EXCEL TRUST, INC.

Dated: May 12, 2014

By:
Name:
Its:

B-2